Exhibit 10.8

INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

This INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT (the “Agreement”), effective as of             , 201  , is made by and between FARO Technologies, Inc., a Florida Corporation, including its subsidiaries and affiliates (hereinafter collectively “FARO” or “Employer”), and                                  (“Employee”).

In consideration of the Employee’s employment by FARO, the compensation paid and to be paid to Employee by FARO, and Employer’s agreement to provide Employee access to Employer’s Confidential Information (as defined below) and Trade Secrets (as defined below and as defined under Florida law) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee hereby warrants and agrees to be legally bound as follows:

1.	Definitions

a. “Business” means (1) all aspects related to 3-D measurement, imaging or realization systems, including but not limited to the design, development, manufacture, marketing, sale, offer for sale and support of such 3-D measurement, imaging or realization systems, and (2) any other technology, product, process, apparatus, service, research or development on which Employee worked or had access to Confidential Information while employed by FARO.

b. “Confidential Information” shall mean information, other than Trade Secrets, which relates to Employer, Employer’s activities, Employer’s business or Employer’s suppliers or customers that is not generally known by persons not employed by Employer, and which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his or her relationship to Employer. This includes but is not limited to FARO’s know-how; accounts; pricing and cost information; marketing techniques and plans; computer programs and software; coding systems and processes; computer networking concepts and processes; source code; contract terms and prospective contract terms with existing and prospective customers, accounts and other persons or entities with whom FARO has or contemplates a business relationship; actual or potential customers and purchasers; confidential information of any customer; products; product designs; design documentation; formulas; concepts; inventions; research; methods; processes; operations; product uses; product quality analysis; and other information related to the Business that is not generally publicly known. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of Employer.

c. “Customer” means any individual or entity to whom Employer has sold products or services related to the Business, and with whom Employee had contact, alone or in conjunction with others, on behalf of Employer during the twelve (12) months immediately prior to the termination of his or her employment.

d. “Prospective Customer” means any individual or entity who is not a Customer, to whom Employer has marketed or presented products or services related to the Business, and with whom Employee had contact, alone or in conjunction with others, on behalf of Employer during the twelve (12) months immediately prior to the termination of his or her employment.

e. “Trade Secrets” shall mean all information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secrets include any documents or information that constitute a “trade secret(s)” under the common law or statutory law of the State of Florida and generally includes all source codes and object codes for Employer software, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of Employer.

2.	Acknowledgement of FARO’s Right To Protection of Business Interests. Employee acknowledges and agrees that this Agreement, including but not limited to the covenants not to compete contained herein, are necessary to allow FARO to protect its legitimate business interests, including but not limited to its Confidential Information and customer goodwill. Accordingly, Employee agrees that this Agreement, including but not limited to the covenants not to compete contained herein, are reasonable and necessary to allow FARO to protect its legitimate business interests.

3.	Confidentiality Restriction.

a. Nature and Restriction. Employee covenants and agrees that: (i) during his or her employment with Employer he or she will not use or disclose any Trade Secrets or Confidential Information of Employer other than as necessary in connection with the performance of his or her duties for Employer, and (ii) for a period of five (5) years immediately following the termination of his or her employment with Employer, Employee shall not, directly or indirectly, intentionally, or negligently, in any fashion, form, or manner, transmit, divulge, communicate, or disclose any Trade Secrets or Confidential Information of Employer to any person and shall not make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or herself or others, without the prior written consent of Employer, except for a disclosure that is required by any law or order, in which case Employee shall provide Employer prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit Employer’s rights or remedies thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of Employer. Notwithstanding anything herein to the contrary, nothing in this agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of an d rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or pr ior approval by Employer of any reporting described in clause (i).

b. Prior Confidentiality Restrictions. Employee covenants and agrees that Employee will not disclose to FARO or otherwise use in the course of employment with FARO any confidential or trade secret information that is subject to a ny agreements to which Employee is bound that arose prior to employment with FARO.

c. Return of Information. Employee agrees that he or she shall return to Employer’s offices in Lake Mary, Florida, all Trade Secrets, Confidential Information, documents, and other property of Employer immediately upon the termination of his or her employment with Employer or upon any earlier request by Employer.

d. Effect of Disclosure. Employee acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information not expressly allowed by this Agreement is detrimental to the Employer. In the event that any Trade Secret or Confidential Information is disclosed by Employee in violation of this Agreement, Employee shall be immediately, directly, and principally liable, with no limitation, for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation) sustained by Employer as a result of such disclosure.

e. Consideration For Disclosure of Trade Secrets and Confidential Information. Employee understands and agrees that he or she has entered into this Agreement and, if applicable, the Non-Competition and Non-Solicitation Addendum referenced in this Agreement, in consideration for and as a condition of Employer’s agreement to provide Employee access to Employer’s Confidential Information and Trade Secrets.

4.	Assignment of Work Product; Disclosure; Confidentiality.

a. If at any time or times during Employee’s employment with FARO, Employee shall (either alone or with others) make, conceive, create, discover or reduce to practice any invention, idea, product, process, formula, method, plans, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) that ( i) relates to the Business of FARO, (ii) results from tasks assigned to the Employee by FARO or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by FARO (herein called “Work Product”), such Work Product and the benefits thereof shall immediately become the sole and absolute property of FARO and its successors and assigns.

b. Without further consideration, upon the earlier of the making, conception, creation, discovery or reduction to practice of such Work Product, whether solely or jointly with others, Employee gives, transfers and hereby assigns to Employer (or to any agent, nominee or assignee, as requested by Employer) Employee’s right, title and interest to all such Work Product and all intellectual property rights related thereto.

c. Employee agrees to fully disclose exclusively to Employer all Work Product. All disclosures of Work Product are to be made in writing and promptly after the earlier of the making, conception, creation, discovery or reduction topractice of such Work Product. For the avoidance of doubt, Employer shall own all Work Product regardless of whether Employee actually discloses such Work Product to Employer.

d. During the period of Employee’s employment with Employer and at all times after the termination thereof, Employee agrees to provide all reasonably necessary assistance to Employer (including but not limited to testifying in any proceedings or suit, and executing any and all applications, assignments, or other documents or instruments): (1) in connection with Employer seeking to protect any Work Product, including but not limited to the preparation, filing and/or prosecution of any patent applications, trademarks or trade names or copyrights in the United States and any foreign country (as well as any state or other subdivision thereof); and the assertion of any such patents, trademarks, trade names or copyrights against a third party; and/or (2) to vest Employer (and its successors and assigns) with all right, title and interest in the Work Product. Should Employee fail or refuse to provide such assistance and/or execute any such document, Employee hereby irrevocably appoints Employer as its attorney-in-fact to prepare and/or execute such documents in the name of Employee and on his/her behalf, and to institute and prosecute any proceedings as FARO may deem necessary or appropriate to secure, protect, or enforce the Work Product.

e. Employee represents and warrants that there are no ideas, products, formulas, methods, plans, developments, improvements or patentable inventions in any way related to the Business which Employee desires to exclude from the operation of this Agreement, except those, if any, designated by a patent number, application serial number or brief description where no application has been filed, on the list attached hereto as Exhibit A and signed by Employee and Employer.

f. Employer allows certain of its employees to have access to the following on-line services: Microsoft Exchange, all FARO servers, and the Internet. Employee shall use such services in connection with the Business and in accordance with FARO policies and procedures, as they may change from time to time, which limit use of such services for personal reasons or other purposes not related to the Business. Furthermore, Employee is advised that under certain circumstances transmission of data or messages on the Internet or through Internet e-mail is not secure and that the transmission of Confidential Information on the Internet or through Internet e-mail must comply with Employer-established appropriate safeguards against the interception or misdelivery of such information including, but not limited to the establishment of firewalls, encryption methods, or other technology that will prevent the unintended interception of data transmission by third parties on the Internet or any other on-line service.

g. The foregoing obligations of confidentiality shall cease to apply to such parts of the Confidential Information if the information becomes general public knowledge through no fault of Employee or if Employee has the prior written permission of FARO.

h. Upon termination of employment for whatever reason, Employee represents, warrants, covenants and agrees to deliver to Employer at Employer’s offices in Lake Mary, Florida, all Confidential Information (including but not limited to all books, records, products, formulas, manuals, letters, notes, memoranda, notebooks, sketches, drawings, plans, equipment, computer files and spreadsheets, and all other documents or materials that comprise Confidential Information, and also all copies of any of the foregoing), which are in Employee’s or his agents’ or affiliates’ possession or control, and Employee specifically agrees that Employee shall not retain any copies or reproductions of such Confidential Information.

5.	Non-Competition and Non-Solicitation. If a “Non-Competition and Non-Solicitation Agreement” is attached hereto, the Employee agrees to the terms thereof, and such Non-Competition and Non-Solicitation Agreement is hereby incorporated into and made part of this Agreement.

Such Addendum is                      is not                      attached.

6.	Remedies: The failure of the Employee to comply with the terms of this Agreement shall be cause for immediate dismissal from employment, and in addition Employer shall have the following remedies:

a. Indemnification. Employee hereby agrees to indemnify the Employer in respect of any and all claims, losses, costs, liabilities and expenses (including reasonable attorneys’ and legal assistants’ fees) directly or indirectly resulting from or arising out of any breach of this Agreement, including for appeals.

b. Injunctive Relief. Employee admits and agrees that Employee’s breach of the Agreement, including the confidentiality restrictions and, if applicable, the non-compete and non-solicitation restrictions would result in irreparable harm to Employer, and that Employer’s remedy at law for such a breach will be inadequate. Accordingly, it is agreed that Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to Employer. In any action or proceeding by Employer to obtain a temporary restraining order and/or preliminary injunction, Employee hereby agrees to waive the necessity of the Employer’s posting an injunction bond in order to obtain the temporary restraining order and/or prelimin ary injunction. Employee also agrees that he or she shall be responsible for all damages incurred by Employer due to any breach of the restrictive covenants contained in this Agreement. If Employer’s action for a temporary restraining order and/or motion for preliminary injunction is granted in whole or in part and Employer is ultimately unsuccessful in obtaining a permanent injunction to enforce the covenant, Employee hereby waives any and all rights he or she may have against the Employer for any injuries or damages, including consequential damages, sustained by Employee and arising directly or indirectly from the issuance of the temporary restraining order and/or preliminary injunction.

c. Other Remedies. In addition to injunctive relief, FARO shall be entitled to any other remedy available in law or equity by reason of Employee’s breach or threatened breach of the restrictions contained herein.

d. Recovery of Attorneys’ Fees and Costs. If Employer engages the services of an attorney or any other third party or in any way initiates legal action to enforce its rights under this Agreement and Employer prevails in its legal action, Employee agrees to pay to the Employer all costs and expenses incurred by Employer relating to the enforcement of this Agreement (including reasonable attorneys’ and legal assistants’ fees before, at, and after trial and in appellate, bankruptcy and probate proceedings).

7.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Florida, without regard to its conflicts of law principles.

8.	Venue and Forum Selection Clause; Consent to Jurisdiction. Any action at law, suit in equity, or other judicial proceeding arising out of or related to this Agreement shall be instituted and maintained in the Courts in and for Orange County, Florida. Each party waives the right to change venue. Employee agrees to exclusively submit to personal jurisdiction in the federal and state courts in or for Orange County, Florida and no other place. Employee agrees that any action at law, suit in equity, or other judicial proceeding to enforce this Agreement, as well as any action at law, suit in equity, or other judicial proceeding relating to or arising out of this Agreement, shall be filed only in: (a) the United States District Court for the Middle District of Florida, Orlando Division; or (b) the Business Court of the Ninth Judicial Circuit Court of Orange County, Florida. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the Business Court of the Ninth Judicial Circuit Court of Orange County, Florida and the United States District Court for the Middle District of Florida, Orlando Division, are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

9.	Assignment of Rights. FARO has the right to assign or transfer this Agreement, including any of its rights hereunder to any assignee or successor of FARO, which assignee or successor is then expressly authorized to enforce the terms of this Agreement. This Agreement is personal to the Employee and not assignable or transferable by Employee and any attempt to do so shall be void.

10.	Modification. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. This Agreement shall not be amended except by a writing signed by both FARO and Employee.

11.	Waiver. No delay or failure by Employer in exercising any of its rights, remedies, powers, or privileges hereunder, at law or in equity, and no course of dealing between Employer and Employee or any other person shall be deemed to be a waiver by Employer of any such rights, remedies, powers, or privileges, even if such delay or failure is continuo us or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by Employer or the exercise of any other right, remedy, power, or privilege by Employer.

12.	Effect of Prior Agreements. Except as otherwise provided in this Section, this Agreement, including the exhibits hereto, embodies the entire agreement and understanding of Employer and Employee in respect of the matters set forth herein and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. If this Agreement is held to be void or unenforceable for any reason, then the terms and provisions of any prior version of this “Intellectual Property and Confidentiality Agreement” (including any Non-Competition and Non-Solicitation Addendum) signed by Employee shall remain in full force and effect.

13.	Construction. The parties intend that this Agreement provides FARO with the maximum protection allowed by law. Accordingly, if a court determines that any restrictions of this Agreement are unenforceable because they are overly broad or not reasonably necessary to protect FARO’s legitimate business interests, the parties agree that the Court should interpret and enforce such restrictions in the manner necessary to provide FARO with the maximum protection allowed by law. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. The existence of any claim or cause of action against of the Employee against Employer shall not constitute a defense to enforcement by Employer of any of the terms and conditions of this Agreement. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

14.	Miscellaneous. When used herein, one gender means any gender. The term “I”, “me” or “mine” means the Employee. Any use of the singular shall include plural and vice versa. Use of the word “shall” means such action is mandatory. The title of this Agreement and the paragraph headings are used for the purpose of convenience only and shall not be used to interpret or explain any portion of the text hereof.

15.	At-Will Employment. Notwithstanding anything to the contrary, Employee shall at all times be an employee-at-will. This Agreement is not intended to create a contract of employment between FARO and Employee. FARO maintains its policy of employment-at-will.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

Employee Signature:

Print Name:

Date:

FARO Technologies, Inc.

By:

Print Name:

Title:

Date:

NON-COMPETITION AND NON-SOLICITATION ADDENDUM

TO INTELLECTUAL PROPERTY AND CONFIDENTIALITY AGREEMENT

Employee hereby further covenants and agrees to the following:

A. Acknowledgment.

Employee acknowledges and agrees that, solely as a result of Employee’s employment with FARO and over the course of Employee’s employment with FARO, Employee will: (1) be provided with special, unique, and extraordinary training, education and experience related to the Business; (2) be exposed to and/or in a position to generate Confidential Information of FARO; and (3) as a Sales Employee (as defined below), generate customer goodwill on behalf of FARO. Employee further acknowledges and agrees that FARO makes use of its Confidential Information throughout the world and invests significant time and money, including Employee’s salary, to provide Employee with such special, unique, and extraordinary training, education and experience related to the Business and to generate customer goodwill on behalf of FARO, all of which are legitimate business interests of FARO. Employee further acknowledges and agrees that the restrictions in this Addendum are reasonable and necessary to allow FARO to protect its legitimate business interests. In consideration of the foregoing and of the benefits generally provided to the Employee by Employer, and in connection with FARO’s protection of its legitimate business interests, Employee agrees to abide and be bound by the restrictions of this Addendum, which restrictions are intended by the parties to extend to any and all activities of the Employee, whether as an independent contractor, partner or joint venturer, or as an officer, director, stockholder, agent, employee or salesman for any person, firm, partnership, corporation or other entity, or otherwise.

B. Additional Definitions.

“FARO Competitor” means (i) any business or enterprise that provides goods and/or services similar to or competitive with FARO (each such business or enterprise, a “Competitor”), including, without limitation, those persons or entities identified on Schedule 1 as current competitors of FARO as of the date hereof or (ii) any of such Competitor’s subsidiaries, affiliates, agents or distributors, irrespective or whether the subsidiary, affiliate, agent or distributor itself provides goods and/or services similar to or competitive with FARO. As used in this definition, “affiliate” includes any entity, business or enterprise that, directly or indirectly, controls a Competitor or is under common control through another person or entity with a Competitor. The terms “controls,” “controlled by,” and “under common control” mean, when used with respect to any specified legal entity, the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Restricted Period” means the term of Employee’s employment with FARO and for a period of twenty-four months after the date Employee’s employment with FARO is terminated for any reason.

“Sales Employee” means any Employee that deals with Customers and Prospective Customers with the intention of producing sales and represents FARO with respect to such Customers and Prospective Customers within a designated geographic territory.

C. Non-Competition.

In order to protect FARO’s Trade Secret and Confidential Information, third-party goodwill and other legitimate business interests, Employee acknowledges and agrees that during the Restricted Period, Employee will not, without FARO’s express written permission, directly or indirectly, assist, be employed by, consult with, or provide services to any FARO Competitor. Employee understands and agrees that, during the Restricted Period, he is and will be subject to the restrictions set forth in this Paragraph C anywhere within the geographic boundaries of the continental United States; provided, however, that Sales Employees shall be subject to the restrictions set forth in this Paragraph C during the Restricted Period within the geographic territory that the Employee represented for the Employer within the twenty-four (24) months prior to the termination of employment.

D. Non-Solicitation.

During the Restricted Period, Employee shall not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit, call upon, encourage or contact, or attempt to solicit, call upon, encourage or contact any Customer or Prospective Customer of the Employer for purposes of providing products or services competitive with the Business or causing such person or entity to terminate their business relationship with Employer or (ii) accept business from or provide goods or services to any Customer or Prospective Customer of the Employer.

E. Non-Recruitment.

During the Restricted Period, Employee shall not, directly or indirectly, without the prior written permission of Employer, solicit or induce, or attempt to solicit or induce, any employee of Employer to terminate his or her relationship with Employer and/or to enter into an employment or agency relationship with Employee or with any other person or entity with whom Employee is affiliated, provided that the restriction in this section shall apply only to employees of Employer with whom Employee worked by virtue of and during his or her employment with Employer.

F. Miscellaneous.

a. The period of time during which Employee is prohibited from engaging in certain business practices under this Addendum shall be extended by the length of time during which Employee is in breach of such covenants.

b. It is understood by and between the parties hereto that the restrictive covenants set forth in this Addendum hereof are essential elements of the employment arrangement between Employee and Employer, and that but for such covenants, Employer would not have agreed to hire Employee. The existence of any claim or cause of action of the Employee against Employer shall not constitute a defense to the enforcement by Employer of such covenants. The restrictive covenants, and rights and protections provided by the restrictive covenants, are assignable by Employer, but not by Employee.

c. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Employer and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

d. Employee shall, no later than the last day of his or her employment, deliver to Employer at its offices in Lake Mary, Florida a written, signed and notarized confirmation that Employee is aware of his or her obligations under this Non-Competition and Non-Solicitation Addendum and that Employee will comply with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year indicated below.

Employee Signature:

Print Name:

Date:

FARO Technologies, Inc.

By:

Print Name:

Title:

Date: